Pricing Supplement Dated March 7, 2001                            Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                         Medium-Term Notes - Fixed Rate

Agent: Bank of America, Bear Stearns,Chase Securities, Inc., Lehman Brothers, Merrill Lynch, Morgan Stanley, Salomon Smith Barney, UBS Warburg

Principal Amount:            $1,410,180,000.00
Agent's Discount
  or Commission:             $1,311,467.00
Net Proceeds to Company:     $1,408,868,533.00
Interest Rate:               5.800% per annum
Issue Date:                  03/12/01
Maturity Date:               03/12/03
Interest Payment Dates:      The 1st day of each April and October and at
                             Maturity, commencing April 1, 2001 and
                             ending on the Maturity Date.
Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from / / to / /
      / / Actual/Actual for the period from / / to / /
      /X/ 30/360 for the period from  03/12/01 to 03/12/03

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent

If as principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as agent:
     The Notes are being offered at a fixed initial public offering price of 100% of principal amount.